Exhibit 10.4

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and made effective as of the 31st day of December, 2024, by and between VOXX International Corporation (the “Company”) and Loriann Shelton (“Executive”).

Recitals

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement effective as of March 1, 2019, as amended five times since then (the “Agreement”);

WHEREAS, the parties hereto reserved the right to amend the Agreement pursuant to the terms of Section 13 thereof; and

WHEREAS, Executive and the Company desire to amend the Agreement as provided herein to ensure that the Agreement explicitly complies with Section 409A of the Internal Revenue Code of 1986, as amended, in all respects and undertakes such amendments pursuant to Prop. Treas. Reg. §1.409A-4, 73 Fed. Reg. 74,380 (Dec. 8, 2008), as partially reproposed at 81 Fed. Reg. 40,569, 40,584 (June 22, 2016), and in accordance with any applicable provisions of IRS Notice 2010-6.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and such other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Executive and the Company hereby agree as follows:

1.
Section 3.9 is hereby amended and restated in its entirety as follows:

“3.9 Extraordinary Bonus. In consideration of Executive’s additional efforts rendered to date and to be rendered in connection with the disposition of the Company’s non-core assets and a potential sale of all or a portion of the Company, and further provided that there is no Change of Control Event pending or consummated which would entitle Executive to payments under Sections 3.10 and 4.1F(4) of the Agreement, the Company shall pay Executive a one-time bonus in cash or in shares of the Company’s Class A Common shares, the determination of the form of payment to be at the discretion of the Company’s Board of Directors, in the amount of Three Hundred Thousand Dollars ($300,000), payable upon the earlier to occur of (a) a Qualifying Separation or (b) the expiration of the Extended Term. For the purposes of this Section, “Qualifying Separation” means a termination of the Employee’s employment with the Company due to the Employee’s death, by the Company without Cause or due to the Employee’s Disability, or by the Employee for Good Reason.”

2.
The following sentence is hereby added to the end of Section 3.10:

616232363.2

“Notwithstanding any other provision herein, the cash bonus provided for pursuant to this Section 3.10 shall be due and payable only in the event that Executive remains employed through the closing of the Change of Control Event.”

3.
The last sentence of Section 4.1F(4) is hereby deleted in its entirety. For the avoidance of doubt, with respect to Section 4.1F(4) only, Executive’s entitlement to certain post-employment benefits following termination by the Company without Cause or by the Executive for Good Reason shall remain as set forth in the Agreement prior to that certain Amendment between the Company and Executive effective November 11, 2024 (i.e., an amount equal to one (1) times the Base Salary ($550,000) shall be paid in equal installments over 12 months).

4.
Section 4.2(B)(1) is hereby amended and restated in its entirety as follows:

“(1) an amount equal to Five Hundred Fifty Thousand Dollars ($550,000), which shall be paid in twelve (12) equal consecutive monthly installments commencing on the Date of Termination.”

5.
The last sentence of Section 4.7 is hereby amended and restated in its entirety as follows:

“To the extent payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to be made under this Section 4 are conditioned upon the Executive’s execution and non-revocation of a release, such payments shall commence on the sixtieth (60th) day following the Date of Termination and the payment on that date shall be inclusive of all payments of “nonqualified deferred compensation” in arrears that would have otherwise been paid during such 60-day period, provided that such release is executed and becomes effective during such 60-day period.”

6.
This Amendment supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Amendment. Except to the extent modified or amended by this Amendment, all terms and provisions of the Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

7.
This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any counterpart may be transmitted via electronic transmission.

8.
Executive hereby represents and confirms she has been advised to consult, and has had the opportunity to consult, with legal counsel and has read and understands the terms of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date first set forth above.

Executive

/s/ Loriann Shelton

Loriann Shelton

VOXX INTERNATIONAL CORPORATION

/s/ Patrick Lavelle

Name: Patrick Lavelle

Title: CEO/President

Signature Page to Sixth Amendment to Employment Agreement